Exhibit 2: Consolidated Income Statement
(Twelve Months Ended December 31)

	Ch$ millions			US$ millions (1)
	YTD Dec 02	YTD Dec 03	% Change	YTD Dec 02	YTD Dec 03	% Change

Revenues	258,845	237,666	-8.2%	360.2	400.2	11.1%
COGS	(226,833)	(208,437)	-8.1%	(315.7)	(351.0)	11.2%
Gross Income	32,013	29,229	-8.7%	44.5	49.2	10.5%
Gross Margin	12.4%	12.3%	-	12.4%	12.3%	-
SG&A	(27,969)	(21,772)	-22.2%	(38.9)	(36.7)	-5.8%
% sales	10.8%	9.2%	-	10.8%	9.2%	-
Operating Income	4,043	7,457	84.4%	5.6	12.6	123.2%
Operating Margin	1.6%	3.1%	-	1.6%	3.1%	-
Financial Income	1,586	1,114	-29.7%	2.2	1.9	-15.0%
Equity in Earning (Losses) of Related Companies	284	(32)	N/A	0.4	(0.1)	N/A
Other non-Operating Income	426	729	71.3%	0.6	1.2	107.3%
Financial Expenses	(19,283)	(12,462)	-35.4%	(26.8)	(21.0)	-21.8%
Positive Goodwill Amortization	(2,326)	(1,844)	-20.7%	(3.2)	(3.1)	-4.1%
Other non-Operating Expenses	(20,211)	(11,323)	-44.0%	(28.1)	(19.1)	-32.2%
Price-level Restatement	(8,527)	1,740	N/A	(11.9)	2.9	N/A
Non-Operating Results	(48,050)	(22,076)	-54.1%	(66.9)	(37.2)	-44.4%
Income (Loss) Before Income Taxes	(44,007)	(14,620)	-66.8%	(61.2)	(24.6)	-59.8%
Income Tax	1,416	(1,592)	N/A	2.0	(2.7)	N/A
Extraordinary Items			N/A	0.0	0.0	N/A
Minority Interest	2,018	(578)	N/A	2.8	(1.0)	N/A
Negative Goodwill Amortization	5	56	978.2%	0.0	0.1	1204.8%
Net Income (Loss)	(40,568)	(16,734)	-58.7%	(56.5)	(28.2)	-50.1%

1 Exchange rate on December 31 2003 US$1.00 = 593,8
Exchange rate on December 31 2002 US$1.00 = 718,61

Última actualización 18/03/2004